Exhibit 4.8

AMENDMENT NUMBER ONE TO THE
GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER ONE is executed this                 day of December, 2003 by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, which was most recently restated in its entirety effective as of January 1, 2003;

WHEREAS, the Corporation reserved the right to amend the Plan pursuant to Section 12.01 of the Plan; and

WHEREAS, the Corporation now desires to amend the Plan to comply with (1) Final and Temporary Treasury Regulations under Code Section 401(a)(9) issued on April 17, 2002, (2) the final loan rules under Code Section 72 (p), and (3) the final claims regulations under ERISA Section 513, as hereinafter set forth.  The provisions of this Amendment Number One shall take precedence over any inconsistent provisions of this Plan.

NOW, THEREFORE, the Plan is hereby amended effective as of the dates indicated herein, as follows:

1.             Effective as of February 28, 2003, Section 2.01(ggg) of the Plan, regarding the definition of Lime-O-Sol, is hereby amended due to a scriveners error to be and read as follows:

“(ggg)    “Lime-O-Sol” means a former employee of Lime-O-Sol Company, who as a result of the stock acquisition of Lime-O-Sol Company by BioLab, Inc. on February 28, 2003, continued as an Employee of Lime-O-Sol Company, a subsidiary of BioLab, Inc.”

2.             Effective as of January 1, 2003, Sections 7.01 and 7.03 of the Plan, regarding timing and form of distribution, death benefits and beneficiaries, are hereby amended to be and read as follows:

“Section 7.01.  Retirement and Termination Benefits.

(a)           If a Participant Retires, or Terminates Employment before he retires for a reason other than death, he is entitled to receive his Vested Accounts as provided in this Section.

(b)           If the present value of the Vested Accounts of a Participant does not exceed Five Thousand Dollars ($5,000) at the time of distribution, his Accounts shall be paid to him in a lump sum as soon as administratively feasible on or after the date the Participant Retires or Terminates Employment, as applicable.  The determination of whether a distribution may be made pursuant to this subsection shall be made when a Participant is first eligible to receive a distribution under the Plan, and, if applicable, at such later date or dates as determined by the Administrator in its sole discretion.

(c)           If the present value of the Vested Accounts of a Participant exceeds Five Thousand Dollars ($5,000) at the time of distribution, his Vested Accounts shall be distributed, at the time elected by the Participant on the Applicable Form, in a lump sum payment, subject to the requirements under Section 7.02 and Section 7.08.  An election of no benefit distribution is deemed to be made by a Participant if the Participant receives a distribution packet and does not make an affirmative distribution election, subject to Section 7.08.  Distributions payable as of any date shall be made on or as soon as administratively feasible after that date.  The determination of whether a distribution may be made pursuant to this subsection shall be made when a Participant is first eligible to receive a distribution under the Plan, and, if applicable, at such later date or dates as determined by the Administrator in its sole discretion.

(d)           If the distribution to a Participant under subsection (b) or (c) is less than his entire Account, and it occurs before the Account is one hundred percent (100%) Vested, then until the Participant incurs a five (5) year Period of Severance, the Vested portion of the Account shall be the amount (“X”) determined by the formula:  X=P(AB+(RxD))-(RxD), where P is the Vested percentage at any relevant time; AB is the balance of the Account at the relevant time; D is the amount of the distribution; and R is the ratio of the balance of the Account at the relevant time over the balance of the Account after the distribution.

Section 7.03.  Death Benefits and Beneficiaries.

(a)           If a Participant dies before any benefits are received under Section 7.01 or if a Participant dies after having received benefits under Section 7.01 but in either case with a Vested Account balance remaining, his Vested Accounts shall be distributed to his beneficiary in a lump sum payment as soon as administratively feasible after his death and after the Administrator determines the appropriate benefit and is in receipt of all necessary information to process the distribution.  Notwithstanding the preceding sentence, distribution to the designated beneficiary will be made on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

(b)           The primary beneficiary of a married Participant shall be his spouse, unless he designates a different primary beneficiary under subsection (c).

(c)           Each Participant may designate on the Applicable Form one or more primary and contingent beneficiaries to receive any death benefits payable under the Plan on his death.  Each such designation may be revoked, amended, or changed by the Participant by notice in writing on the Applicable Form to the Administrator.  The designation of a beneficiary other than the spouse of such Participant shall not be effective unless:

(1)           the consent of the spouse of the Participant (i) is obtained on the Applicable Form, (ii) acknowledges the effect of the election, (iii) applies only to a specific beneficiary designation which may not be changed without spousal consent (or the consent of the spouse expressly permits future elections by the Participant without any requirement of further consent by the spouse), and (iv) is witnessed by an authorized representative of the Administrator, or by a notary public; or

(2)           the Participant establishes to the satisfaction of the Administrator, in its sole discretion, that the consent under paragraph (1) cannot be obtained because (i) the Participant has no spouse, (ii) the spouse of the Participant cannot be located, or (iii) of such other circumstances as the Secretary of the Treasury by regulation may prescribe.

Any consent by a spouse of a Participant, or establishment that consent of such spouse cannot be obtained, shall be effective only with respect to such spouse.

(d)           In the absence of a designation by the Participant pursuant to subsection (c), or if all designated beneficiaries predecease the Participant, the benefits, if any, shall be paid to the spouse of the Participant, if living at the time of the death of the Participant, or if no such spouse is then living, to the estate of the Participant.”

3.             Effective as of January 1, 2003, Section 7.08(b) through (d) of the Plan, regarding other distribution rules imposed by federal law, is hereby amended to be and read as follows:

“(b)         To the extent required by Code Section 401(a)(9) and the regulations promulgated thereunder, the Participant’s entire Vested Accounts shall be distributed not later than the Participant’s “required beginning date.”  For purposes of this Section, “required beginning date” means April 1 of the calendar year following the later of:  (i) the calendar year in which the Participant reaches age seventy and one-half (70½), or (ii) the calendar year in which the Participant retires; provided, however, for a Participant who is a 5% owner, as defined in Code Section 416, “required beginning date” means April 1 of the calendar year following the calendar year in which the Participant reaches age seventy and one-half (70½), regardless of whether he has retired.

(c)           For purposes of this Section 7.08, “designated beneficiary” means the individual who is designated as the beneficiary, as such term is defined under Section 7.03 of the Plan, and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(d)           With respect to distributions under the Plan made for the calendar year beginning on January 1, 2002, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the regulations under Code Section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary.  With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2003, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the Final and Temporary Treasury Regulations under Code Section 401(a)(9) issued on April 17, 2002.  This prior sentence shall take precedence over any inconsistent provisions of the Plan.”

4.             Effective January 1, 2004, Section 8.02(e) of the Plan regarding loan payments is hereby amended to be and read as follows:

“(e)         Loan repayments may be suspended under the Plan as permitted under Code Section 414(u) and USERRA.  If a Participant or beneficiary has an outstanding loan(s) during the period when performing service in the uniformed services, and loan payments are suspended during such period, (i) interest shall accrue on the loan during such period at a rate equal to the lesser of six percent (6%) as provided under the Soldiers and Sailor’s Civil Relief Act Amendments of 1942 or the rate of interest determined at the inception of the loan pursuant to Section 8.02(g), (ii) the time for repayment of such loan(s) shall be extended for a period of time equal to the period when performing service in the uniformed services, and if the original term of the loan was less than the maximum term permitted under Section 8.02(c), the time for repayment may be extended for a period of time equal to the maximum term permitted under Section 8.02(c) plus the period when performing service in the uniformed service, (iii) loan payments shall resume upon the completion of such military service, and (iv) the frequency and amount of the periodic installments following the period of such military service shall not be less than the frequency and amount of the periodic installments required under the terms of the original loan.”

5.             Effective January 1, 2004, Section 8.02(g) of the Plan regarding loan interest rates is hereby amended to be and read as follows:

“(g)         Rates of interest shall be the effective annual rate equal to the prime rate of interest plus one percent (1%) charged by persons in the business of lending money for loans that would be made under similar conditions as loans made under the Plan (or such other commercially reasonable rate determined from time to time by the Administrator in accordance with ERISA) at the time the loan application is received by the Administrator from the Participant or beneficiary, except as otherwise provided under Section 8.02(e).”

6.             Effective January 1, 2004, Section 8.02(j) of the Plan regarding loan interest rates is hereby amended to be and read as follows:

“(j)          If a Participant defaults on a loan and the loan is not repaid (including interest accruing thereafter), such as by an offset of his Accounts under this subsection (j), then:

(i)            the loan shall be considered outstanding,

(ii)           the amount available for any subsequent loan requested by the Participant shall be reduced by the amount of the outstanding loan, and

(iii)          any subsequent loan shall be included in the Participant’s taxable income for the year the subsequent loan is taken,

unless the Participant agrees to repay the defaulted loan through payroll deductions under a legally enforceable arrangement or adequate security is given for the defaulted loan in addition to the Participant’s Account balance.”

7.             Effective January 1, 2002, Section 10.02 of the Plan regarding claims procedures is hereby amended to be and read as follows:

“Section 10.02.  Claims Procedure.

(a)           Any person who believes that he is entitled to any benefits under the Plan shall present such claim in writing to the Administrator.  The Administrator shall within ninety (90) days after receipt of the claim, provide notice in writing to any claimant as to the decision on any such claim.  This determination shall be made without regard to whether all information that is needed accompanies the claim filing.  If such claim has been denied, in whole or in part, such notice shall set forth (i) the specific reasons for such denial, (ii) specific reference to any pertinent provisions of the Plan on which denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the review procedure and time limits for the Plan, including the right to bring action under ERISA Code Section 502(a) in specific circumstances as set forth in (e) below.  Such notice shall be written in a manner calculated to be understood by the Participant.  If the Administrator determines that special circumstances require an extension of time to process any claim, the Administrator shall give the claimant written notice of the extension within the initial ninety (90) day period under this subsection (a).  Any extension under the preceding sentence shall not be longer than an additional ninety (90) days after the initial ninety (90) day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render a determination on the claim.

(b)           If the Administrator’s determination to deny a claim is not acceptable to the claimant, an appeal for benefits may be filed with the Administrator.  Within sixty (60) days after receipt by the claimant of notification of denial, the claimant shall have the right to present a written appeal to the Administrator.  If such appeal is not filed within said sixty (60) day period, the decision of the Administrator shall be final and binding.  The claimant or his duly authorized representative may review any Plan documents which are pertinent to the claim and may submit issues and comments to the Administrator in writing.  The claimant will be provided, upon request and free of charge, reasonable access to and copies of documents and information relevant to the claim.  When reviewing an appeal, the Administrator will consider all comments, documents, and other information submitted by the claimant, regardless of whether the information was submitted in the initial determination.  The Administrator shall act as a fiduciary in making a full and fair review of such denial.

(c)           If the claimant does appeal the claim denial, a decision by the Administrator shall be made promptly and, in any event, not later than sixty (60) days after its receipt of the appeal, without regard to whether all information needed to make a determination is included with the appeal.  If the Administrator determines that special circumstances require an extension of time to process any claim (such as through a hearing, and the Administrator’s procedures provide for such a hearing, such a hearing may be held), the Administrator may extend the decision, but not later than an additional sixty (60) days after the initial sixty (60) day period following receipt of the appeal.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render a determination on the claim.  If the period for reviewing the appeal is extended because of the failure of the claimant to submit information needed to decide the claim, the period for making the benefit determination on review will be tolled until the date on which the claimant responds to the request for additional information.

(d)           If the Administrator denies the claimant’s appeal as to any claim, the Administrator’s decision shall be in writing and provide adequate notice to the claimant (i) setting forth the specific reasons for any denial, (ii) identifying the Plan sections on which the denial is based, (iii) notifying the claimant of entitlement to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) stating the claimant’s right to bring an action under ERISA Section 502(a) in specific circumstances, as set forth in (e) below

(e)           Any such decision by the Administrator shall be written in a manner calculated to be understood by the claimant and shall be final and binding.  If the claimant disagrees with the Administrator’s decision and has followed the claims procedures in this Section 10.02, the claimant shall have the right to bring a civil action in a court of law under ERISA Section 502(a).  Failure to follow the claim’s procedures described in this Section 10.02 shall indicate acceptance of any benefit denial, and the claimant shall no longer have the right to appeal or dispute the denial.

(f)            All claims procedures shall be governed by the regulations promulgated by the Secretary of Labor.”

8.             In all other respects, the Plan shall be and remain unchanged.

This Amendment Number One to the Great Lakes Savings Plan is executed as of the date first above written.

“COMPANY”

GREAT LAKES CHEMICAL CORPORATION

By:

Title: